Exhibit 99.1

[Letterhead of Maxygen, Inc.]

MAXYGEN REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS

Company updates 2003 financial guidance to reflect lower cash utilization than previously anticipated

Redwood City, Calif., July 29, 2003 – Maxygen, Inc. (Nasdaq: MAXY) today reported financial results for the second quarter ended June 30, 2003.

For the second quarter of 2003, Maxygen reported a non-GAAP (formerly pro forma) net loss of $9.0 million, or $0.26 per share, compared to the company’s non-GAAP net loss of $6.5 million, or $0.19 per share, in the comparable period in 2002(A). In both cases, these results are exclusive of stock compensation expense, amortization of intangible assets and subsidiary preferred stock accretion. Including such charges, Maxygen reported a net loss applicable to common stockholders on a GAAP basis of $10.3 million, or $0.30 per share, for the second quarter of 2003 compared to a net loss applicable to common stockholders of $8.7 million, or $0.26 per share, in the second quarter of 2002(A).

Revenue in the second quarter of 2003 was $7.3 million compared to $10.5 million in the same period in 2002. The decrease in revenue is primarily attributed to an expected decrease in partner funding as the research terms of the Company’s collaborations with Lundbeck and InterMune wind down on schedule. Expenses relating to research and development decreased in the second quarter of 2003 to $13.8 million, compared to $15.4 million for the same period in 2002. The decrease in expenses was due to reduced activities related to the Lundbeck and InterMune-funded programs and Maxygen’s continued cost control measures.

At June 30, 2003, cash, cash equivalents and marketable securities totaled $217.1 million. This includes $29.6 million held by Maxygen’s subsidiaries Verdia and Codexis.

“Maxygen continued to make strong progress this quarter towards achieving our strategic, operational and financial goals for 2003,” said Russell Howard, Ph.D., Chief Executive Officer of Maxygen. “The highlight of the quarter was the establishment of our broad collaboration with Roche to develop next-generation interferon therapies. Roche is a world leader in interferon therapies and in protein pharmaceuticals; this collaboration clearly validates Maxygen’s ability to create novel and improved next-generation protein pharmaceuticals. Importantly, the structure of this collaboration provides Maxygen the option to co-fund development of products after clinical proof of concept in exchange for profit share or higher royalty rates. This is a great opportunity as it minimizes financial risk to Maxygen while providing a clear route to substantial potential financial reward.”

“Maxygen continues to advance its products while controlling cash utilization. This has enabled us to lower our 2003 guidance for expected consolidated cash utilization to approximately $35 million, compared to our original guidance of $38 to $43 million(B). Excluding Codexis and Verdia, our cash utilization is anticipated to be approximately $25 million, compared to our earlier guidance of approximately $30 million(B). Maxygen’s current cash position of over $217 million is an important strategic asset, and we will continue to make focused investments in key product opportunities while endeavoring to maintain a strong cash position relative to cash utilization.”

COMPANY HIGHLIGHTS

Broad product development alliance established with Roche

In May 2003, Maxygen established a broad collaboration with Roche, an established leader in interferon therapies. Roche licensed from Maxygen worldwide commercialization rights to specific novel interferon product candidates for the treatment of hepatitis C and B virus infections. Maxygen receives an initial payment, full research and development funding for the first two years of the collaboration and option fees. In addition, Maxygen is eligible to receive milestone payments and royalties based on product sales.

The Roche agreement also provides the companies with the option to expand the collaboration to develop other novel interferon alpha and beta products specifically tailored for indications outside of HBV and HCV, including oncology, autoimmune diseases, inflammatory diseases, and other infectious diseases such as HIV. Maxygen retains the right to develop such products while Roche may elect to acquire worldwide license and commercialization rights to these product candidates.

Maxygen has the option to co-fund the development in the United States of any product to which Roche acquires a license in exchange for profit sharing or an increased royalty rate.

Payments to Maxygen could exceed $230 million plus royalties on product sales if there is successful development of the novel interferon product candidates.

Non-GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we use non-GAAP financial measures of cash utilization and non-GAAP net loss, which are adjusted from results based on GAAP to exclude certain expenses. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP financial measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating results. Our management uses non-GAAP net loss and cash utilization in analyzing the performance of each of our operating business segments and in analyzing the performance of Maxygen as a whole. In addition, because we have historically reported certain non-GAAP financial measures to investors, we believe the inclusion of non-GAAP financial measures provides consistency in our financial reporting. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measures included in this press release have been reconciled to the nearest GAAP measure.

About Maxygen

Maxygen, Inc. headquartered in Redwood City, California, is focused on creating novel products using its integrated proprietary technologies for human therapeutics and industrial applications. Maxygen’s technologies bring together advances in molecular biology and protein modification to create novel biotechnology products. Maxygen has strategic collaborations with leading companies including Roche, Aventis, InterMune, Lundbeck, ALK-Abelló and the International AIDS Vaccine Initiative (IAVI). Additionally, Maxygen has a range of other strategic alliances in industrial applications, as well as funding from U.S.A. government organizations including USAID, NIST-ATP and U.S. Army Medical Research and Materiel Command.

Forward-Looking Statements

This news release contains forward-looking statements about our research and business prospects, including those relating to: our projected cash utilization; the speed and future success of our research programs and products and our ability to enter into additional strategic alliances and advance product candidates. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to: the inherent uncertainties of biological research; changing business priorities of Maxygen and its potential collaborators and the increasingly competitive biotechnology industry. These and other risk factors are more fully discussed in our Form 10-K for the year ended December 31, 2002, including under the caption “Risk Factors,” and in our other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments. Maxygen and the Maxygen logo are registered trademarks. Verdia is a trademark of Verdia, Inc. Codexis is a trademark of Codexis, Inc.

Contact:

Alison Trollope

Investor & Public Relations

Maxygen, Inc.

p. 650-298-5853

f. 650-298-5877

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Selected Consolidated Financial Information

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Revenues:
Collaborative research and development revenue	$6,703	$9,294	$19,015	$17,309
Grant revenue	637	1,220	1,469	2,545

	7,340	10,514	20,484	19,854
Expenses:
Research and development	13,777	15,381	27,812	30,352
General and administrative	3,314	3,185	6,368	6,249
Stock compensation expense	730	1,951	1,461	4,128
Amortization of intangible assets	286	286	572	572

Total operating expenses	18,107	20,803	36,213	41,301

Loss from operations	(10,767)	(10,289)	(15,729)	(21,447)
Interest income, net	1,303	1,807	2,828	3,972
Equity in net loss of joint venture	(540)	(229)	(1,040)	(229)

Net loss	$(10,004)	$(8,711)	$(13,941)	$(17,704)

Net loss before subsidiary preferred stock accretion	$(10,004)	$(8,711)	$(13,941)	$(17,704)
Subsidiary preferred stock accretion	(319)	—	(638)	—

Net loss applicable to common stockholders	$(10,323)	$(8,711)	$(14,579)	$(17,704)

Basic and diluted net loss per common share	$(0.30)	$(0.26)	$(0.43)	$(0.53)
Weighted average shares used in computing basic and diluted net loss per common share	34,365	33,385	34,279	33,269
Non-GAAP net loss excluding stock compensation expense and amortization of intangible assets (A)	$(8,988)	$(6,474)	$(11,908)	$(13,004)
Non-GAAP basic and diluted net loss per share excluding stock compensation expense and amortization of intangible assets (A)	$(0.26)	$(0.19)	$(0.35)	$(0.39)

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2003	December 31, 2002
	(unaudited)	(See note 1)
Cash, cash equivalents and marketable securities	$217,117	$228,149
Other current assets	7,955	9,833
Property and equipment, net	14,786	16,363
Goodwill and other intangibles, net	12,318	12,890
Other assets	1,687	1,545

Total assets	$253,863	$268,780

Current liabilities	$14,926	$17,680
Non-current deferred revenue	560	1,273
Long-term obligations	358	628
Minority Interest	20,638	20,000
Stockholders’ equity	217,381	229,199

Total liabilities and stockholders’ equity	$253,863	$268,780

Note 1:	Derived from consolidated audited financial statements as of December 31, 2002.

Footnotes

(A) Reconciliation of GAAP and non-GAAP net loss and net loss per share (in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Net loss applicable to common stockholders	$(10,323)	$(8,711)	$(14,579)	$(17,704)
Stock compensation expense	730	1,951	1,461	4,128
Amortization of intangible assets	286	286	572	572
Subsidiary preferred stock accretion	319	—	638	—

Non-GAAP net loss	$(8,988)	$(6,474)	$(11,908)	$(13,004)

Weighted average shares used in computing basic and diluted net loss per common share	34,365	33,385	34,279	33,269
Non-GAAP basic and diluted net loss per share	$(0.26)	$(0.19)	$(0.35)	$(0.39)

(B) Forward-looking financial guidance reconciliation: The projected 2003 cash utilization (excluding Codexis and Verdia) is equal to the projected 2003 non-GAAP net loss of Maxygen excluding Codexis and Verdia, plus depreciation and less projected expenditures for capital expenditures (in each case, excluding Codexis and Verdia).

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